EXHIBIT 99.(a)(1)(M)
Foundry Networks Election Confirmation Statement
Date  7/7/2007 7:49:56 PM PST
Dear   JOHN MCCLANE
We show that you have elected not to tender one or more of your Eligible Options pursuant to the Offer.

			Number of
			Option
			Shares		FMV of
			Eligible for		Foundry
		Original	Tender		Stock on	Amend
Original Grant	Option	Grant	Offer	Measurement	Measurement	Eligible
Date	Number	Price	Amendment	Date	Date	Option
Dec. 10, 2003	4	$3.45	600	Dec. 12, 2003	$4.15	N
Dec. 10, 2004	5	$3.45	550	Dec. 12, 2004	$4.15	N
Dec. 10, 2005	6	$3.45	50	Dec. 12, 2005	$4.15	N
We want to make sure that you understand that your election not to tender means:
1. You agree that you will pay all additional Federal and State tax penalties with respect to the non-tendered options;
2. You decline the amendment or replacement of the non-tendered options; and
3. You decline the cash bonus payment, if applicable, in January of 2008.
If the above is not your intent, we encourage you to log back into the Tender Offer website to change your election before Aug 2, 2007. Alternatively, you may submit a new paper Election Form by facsimile to 1-408-207-1689. If we extend the Offer beyond Aug 2, 2007, you must change your election before the extended expiration date of the Offer. To access the Tender Offer website, elect the following hyperlink: https://fdry.equitybenefits.com/.
Log into the Tender Offer website using your Employee ID and Password
Should you have any questions, please feel free to contact the Foundry Networks Tender Offer Hotline at 1-408-207-1888 or stock@foundrynet.com. mailto:stock@foundrynet.com